 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2015

Cross Click Media Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-165692	27-1963282
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8275 S. Eastern Avenue, Suite 200-661 , Las Vegas, NV	89123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 267-4461

_____________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

On February 21, 2015, we entered into an Amendment to our Convertible Promissory Notes with KBM Worldwide, Inc. dated June 5, 2014, June 25, 2014, September 24, 2014, and December 4, 2014 (the “KBM Notes”). The KBM Notes bear interest at an annual rate of 8%, with principal and interest coming due approximately nine (9) months from issue. The KBM Notes may be converted in whole or in part, at the option of the holder, to shares of our common stock, par value $0.001, at any time following 180 days after the issuance dates. The conversion price under the KBM Notes is a 42% discount to the Market Price of our common stock on the conversion date.

The KBM Notes originally limited KBM’s ability to convert the notes such that the beneficial ownership of KBM and its affiliates could be no more than 4.99% of our outstanding shares of common stock immediately following any conversion. Under the amendment, KBM’s ability to convert the notes is now limited such that the beneficial ownership of KBM and its affiliates can be no more than 9.99% of our outstanding shares of common stock immediately following any conversion. The conversion limit may be waived by KBM upon 61 days written notice.

SECTION 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On February 17, 2015, we issued 76,583,333 shares of our common stock for the partial conversion of a convertible note.  The issuance was exempt from registration pursuant to Rule 506 under Regulation D, the investor is sophisticated and familiar with our operations, and there was no solicitation in connection with the issuance.

The securities were not sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to the purchaser. Following this issuance, there were 1,612,654,928 shares of our common stock issued and outstanding.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit Number	Description
10.1	Amendment to Notes

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cross Click Media Inc.

Date:	February 25, 2015

/s/ Gary R. Gottlieb
By:	Gary R. Gottlieb
Title:	Corporate Secretary

3